Exhibit 99.1

JLL Announces Prospective Changes to the Composition of its Board of Directors

CHICAGO, April 17, 2015 — Jones Lang LaSalle Incorporated (NYSE: JLL) today announced certain prospective changes to the composition of its Board of Directors.

•                  Samuel A. Di Piazza, Jr. has been nominated to stand for election at our 2015 Annual Meeting. Mr. Di Piazza retired as Global Chief Executive Officer of PricewaterhouseCoopers International Ltd. after a 36-year career at the world’s largest professional services firm. He then served as Vice Chairman of the Global Corporate and Investment Bank of Citigroup, Inc. He is currently a member of the board of directors of each of DirecTV, Inc. and ProAssurance, Inc., both public companies listed on the New York Stock Exchange.

•                  Ann Marie Petach has also been nominated to stand for election at our 2015 Annual Meeting.  Ms. Petach most recently served in several senior positions with BlackRock, Inc., the world’s largest investment management firm, including as its Chief Financial Officer. Before that, she had a 23-year career with Ford Motor Company culminating in her serving as its Treasurer. Ms. Petach remains on the board of directors of certain of BlackRock’s affiliated companies.

•                  Kate S. Lavelle, who has served on our Board since 2013, including as a member of our Audit and Nominating & Governance Committees, has decided not to stand for re-election at this year’s Annual Meeting of Shareholders, to be held on May 29, 2015, in order to devote additional time to a new business venture.  All of our other current directors are standing for re-election.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, said, “We appreciate Kate’s valued service on our Board and wish her well in her future endeavours. We are very pleased to have individuals of the calibre of Sam and Ann Marie as new nominees. Each of them has served in senior leadership positions at some of the largest and most sophisticated global organizations, and they will enhance an already strong and diverse Board.”

Information about our 2015 Annual Meeting, including additional biographical information about each of Mr. Di Piazza and Ms. Petach, is provided in the Proxy Statement that JLL is releasing today. In addition to Ms. Penrose and Ms. Lavelle, the other current members of the JLL Board of Directors are Hugo Bagué, Colin Dyer, Dame DeAnne Julius, Ming Lu, Martin H. Nesbitt, Shailesh Rao, David B. Rickard and Roger T. Staubach.

About JLL

JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual fee revenue of $4.7 billion and gross revenue of $5.4 billion, JLL has more than 230 corporate offices, operates in 80 countries and has a global workforce of approximately 58,000.  On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 3.4 billion square feet, or 316 million square meters, and completed $118 billion in sales, acquisitions and finance transactions in 2014. Its investment management business, LaSalle Investment Management, has $53.6 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	Gayle.Kantro@am.jll.com